ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated December 15, 2022
Enhanced Trigger Jump Securities due on or about January 6, 2025
Based on the Value of the S&P 500® Index
Principal at Risk Securities
This document provides a summary of the terms of the Enhanced Trigger Jump Securities (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The securities do not guarantee any return of principal at maturity and you could lose up to your entire investment in the securities. The securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$10.00 per security
Issue price:	$10.00 per security
Minimum investment:	$1,000.00 (100 securities)
Coupon:	None
Pricing date:	December 29, 2022
Original issue date:	January 5, 2023 (4 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	December 31, 2024, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	January 6, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per security:
◾    If the final index value is greater than or equal to trigger level:
$10.00 + fixed upside payment
The potential positive return on the securities is fixed and limited to the fixed upside payment, regardless of the extent to which the final index value exceeds the initial index value.
◾    If the final index value is less than the trigger level:
$10.00 + ($10.00 × underlying return)
If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value has fallen below the initial index value and you could lose up to your entire investment in the securities.

Underlying return:	(final index value – initial index value) / initial index value
Fixed upside payment:	$2.145 per security (21.45% of the stated principal amount)
Trigger level:	80.00% of the initial index value, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Initial index value:	The index closing value of the underlying index on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final index value:	The index closing value of the underlying index on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	06417U859 / US06417U8595
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$0.25 per stated principal amount
Estimated value on the pricing date:	Expected to be between $9.392 and $9.692 per security. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036122045644/brhc10045373_424b2.htm
HYPOTHETICAL PAYOUT

The below figures are based on a hypothetical fixed upside payment of $2.145 and hypothetical trigger level of 80.00% and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Change in Underlying Index	Payment at Maturity
+60.00%	$12.145
+50.00%	$12.145
+40.00%	$12.145
+30.00%	$12.145
+21.45%	$12.145
+20.00%	$12.145
+10.00%	$12.145
0.00%	$12.145
-5.00%	$12.145
-10.00%	$12.145
-15.00%	$12.145
-20.00%	$12.145
-21.00%	$7.900
-30.00%	$7.000
-40.00%	$6.000
-50.00%	$5.000
-60.00%	$4.000
-70.00%	$3.000
-80.00%	$2.000
-90.00%	$1.000
-100.00%	$0.000

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the securities under “Additional Information About BNS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	Risk of loss at maturity; you may lose up to your entire investment.
▪	The stated payout from the issuer applies only at maturity.
▪	The potential positive return on the securities is fixed and limited to the fixed upside payment.
▪	The return on the securities may change significantly despite only a small difference in the degree of change of the underlying index between the initial index value and the final index value
▪	You will not receive any interest payments.
▪	The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the securities is not the same as owning the index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the securities involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the securities will be successful.
▪	The underlying index reflects price return, not total return.
▪	Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the securities.
▪	There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.
Risks Relating to Estimated Value and Liquidity
▪	BNS’ initial estimated value of the securities at the time of pricing (when the terms of your securities are set on the pricing date) will be lower than the issue price of the securities.
▪	Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.
▪	BNS’ initial estimated value of the securities does not represent future values of the securities and may differ from others’ (including SCUSA’s) estimates.
▪	The securities have limited liquidity.
▪
The price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your securities. SCUSA’s estimated value of the securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities.

▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the securities.

▪	Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the securities.
▪	The calculation agent will have significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the securities.
Risks Relating to General Credit Characteristics
▪	Payments on the securities are subject to the credit risk of BNS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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